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                                                                      Exhibit 11


                           INTERNATIONAL PAPER COMPANY
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)
                     (In millions, except per share amounts)


                                                                              Three Months Ended
                                                                                   March 31,
                                                                        --------------------------------
                                                                            2002               2001
                                                                        -------------      -------------
Earnings before extraordinary items and accounting change                     $   65            $    18
Extraordinary items                                                                -                (46)
Cumulative effect of accounting change                                             -                (16)
                                                                        -------------      -------------
Net earnings (loss)                                                               65                (44)
Effect of dilutive securities                                                      -                  -
                                                                        -------------      -------------
Net earnings (loss) - assuming dilution                                       $   65            $   (44)
                                                                        =============      =============

Average common shares outstanding                                              482.3              482.7
Effect of dilutive securities
   Stock options                                                                 2.0                1.0
                                                                        -------------      -------------
Average common shares outstanding - assuming dilution                          484.3              483.7
                                                                        =============      =============

Earnings before extraordinary items and accounting change                     $ 0.13            $  0.04
Extraordinary items                                                                -              (0.10)
Cumulative effect of accounting change                                             -              (0.03)
                                                                        -------------      -------------
Net earnings (loss) per common share                                          $ 0.13            $ (0.09)
                                                                        =============      =============
Net earnings (loss) per common share - assuming dilution                      $ 0.13            $ (0.09)
                                                                        =============      =============

Note: If an amount does not appear in the above table, the security was antidilutive for the period presented. Antidilutive securities included securities under the long-term incentive compensation plan and preferred securities of a subsidiary trust for the periods presented.